Exhibit 99.2

ChannelAdvisor Promotes Beth Segovia to COO

RESEARCH TRIANGLE PARK, N.C. – August 8, 2019 – ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions, announced Beth Segovia has been promoted to Chief Operating Officer effective today. In this newly-created role, she will be responsible for general operations, services, product and engineering, and human resources globally.

Ms. Segovia joined ChannelAdvisor as Vice President, Global Services in 2017. In this role, she led the global services operations, including implementation, technical support, account management, and managed services.

“We are thrilled to have Beth take on the role of chief operating officer,” said David Spitz, Chief Executive Officer of ChannelAdvisor. “Over the last two years, she has demonstrated that rare combination of strategic thinking, strong leadership, and an ability to roll up her sleeves and get into the details of our business on a customer-by-customer basis. Under her leadership, we have experienced improvements in churn, post-sales customer engagement, and our ability to expand with customers. We look forward to her contributions in her new role to further develop the business and deliver positive operating results.”

Prior to ChannelAdvisor, Ms. Segovia held senior leadership roles in customer-facing capacities at Lenovo and IBM.

About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading e-commerce cloud platform whose mission is to connect and optimize the world’s commerce. For nearly two decades, ChannelAdvisor has helped brands and retailers worldwide improve their online performance by expanding sales channels, connecting with consumers around the world, optimizing their operations for peak performance, and providing actionable analytics to improve competitiveness. Thousands of customers depend on ChannelAdvisor to securely power their sales and optimize fulfillment on channels such as Amazon, eBay, Google, Facebook, Walmart, and hundreds more.  For more information, visit www.channeladvisor.com.

Investor Contact:
Traci Mangini
ChannelAdvisor Corporation
traci.mangini@channeladvisor.com
(919) 228-4886

Media Contact:
Tamara Gibbs
ChannelAdvisor Corporation
tamara.gibbs@channeladvisor.com
(919) 249-9798